Exhibit (H)(12)

FIFTEENTH AMENDMENT TO LOAN AGREEMENT

THIS FIFTEENTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 10th day of November, 2017 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and THOMPSON IM FUNDS, INC., a Wisconsin corporation, with its address at 918 Deming Way, 3rd Floor, Madison, Wisconsin 53717 (the “Borrower”), on behalf of the Thompson Bond Fund (the “Fund”).

WITNESSETH:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of October 1, 2004, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement to extend the maturity date and the available facility (this amendment herein sometimes called the "Fifteenth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.         Changes in Loan Facility.

(A)       The definition of “Available Facility” in Section 1 of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

"Available Facility" shall mean at any time, the lesser of (i) One Hundred Twenty Seven Million Dollars ($127,000,000.00), (ii) 5% of the Fund’s gross market value, or (iii) 33.33% of the market value (as determined solely by the Bank using consistently- applied valuation methods disclosed to the Borrower) of the unencumbered assets of the Fund (A) which are recorded on the Borrower's books and records as belonging solely to the Fund and (B) which are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) which are held by the Bank as sole Custodian.

(B)       The definition of “Maturity Date” in Section 1 of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to Borrower hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than November 9, 2018 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(C)       In connection with the above, the Borrower shall execute, in the form attached hereto, an Amended and Restated Promissory Note, which Note shall hereafter be Exhibit A under the Loan Agreement. The Borrower and the Bank acknowledge and agree that the obligations of the Borrower to the Bank under the prior Note shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement. Upon the effectiveness of this Fifteenth Amendment, the term "Note" as used in the Loan Agreement and the other Loan Documents shall be deemed to refer to the new Amended and Restated Note.

2.          Effectiveness. This Fifteenth Amendment shall be effective upon delivery to the Bank of an original Fifteenth Amendment and the Amended and Restated Promissory Note, both duly executed by the Borrower. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.          Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A)       This Fifteenth Amendment has been duly executed and delivered by the Borrower, is authorized by all requisite trust action of Borrower and is the legal, valid, binding, and enforceable obligation of Borrower; and

(B)       The execution and delivery of this Fifteenth Amendment by the Borrower will not constitute a violation of any applicable law or a breach of any provision contained in the articles of incorporation or other governing documents of the Borrower, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C)       Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Fifteenth Amendment; and

(D)       Except as modified hereby or as noted in said Schedule “A”, all representations, warranties, and covenants of the Borrower set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.         Miscellaneous.

(A)       As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B)       Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)       The Borrower shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Fifteenth Amendment.

(D)       Except as amended hereby, the Loan Agreement shall be deemed confirmed and on-going in accord with its terms.

(E)       This Fifteenth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

(F)       Confession of Judgment. Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this Agreement at any time after the Loan and/or other obligations of Borrower hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflicts of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Fifteenth Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shelly L. Allen
Shelly L. Allen
Vice President

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

PROMISSORY NOTE

$127,000,000	Cincinnati, Ohio
November 10, 2017

THOMPSON IM FUNDS, INC., a Wisconsin corporation (the "Borrower"), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the "Bank"), or its successors or assigns, on or before November 9, 2018 or such earlier date specified in the Loan Agreement as the Maturity Date ("Maturity Date"), the principal sum of One Hundred Twenty Seven Million Dollars ($127,000,000.00), or such portion thereof as may be outstanding from time to time as a Loan under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is the "Amended and Restated Note" to which reference is made in the Fifteenth Amendment to Loan Agreement of even date herewith with respect to the Thompson Bond Fund (the "Fund") between the Borrower and the Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrower under the Loan Agreement and evidenced by this Note (the "Loans").

This Note shall bear interest at a rate per annum equal to the Prime Rate, which interest shall be payable to the Bank (i) monthly, in arrears, commencing on December 1, 2017 and on the 1st day of each month thereafter, (ii) whenever all or any part of the Loans are due and payable, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount so due and payable) and (iii) whenever the Borrower repays all of the Loans as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding exceeds the Available Facility at any time, such excess shall be immediately due and payable and (ii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to, or greater than, $1000.00 or, if less, the outstanding balance of this Note.

If any payment is not made within ten (10) days after the date due, the Borrower shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An "Event of Default" as described in the Loan Agreement shall constitute an Event of Default hereunder. Upon the occurrence of an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. The Borrower authorizes the Bank to charge any account, in the name of the Fund, or charge or increase any loan balance of the Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by the Borrower to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrower and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

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Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this Agreement at any time after the Loans and/or other obligations of Borrower evidenced hereby become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waives the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waives and releases all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank’s affiliates, and the Borrower hereby further waives any conflict of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys’ fees to be paid from proceeds of collection of this Agreement and/or any and all collateral and security for the Loans and obligations.

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens
Chief Executive Officer

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Schedule “A”

To Fifteenth Amendment to Loan Agreement

Nothing to disclose